As filed with the Securities and Exchange Commission on September 8, 2006

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

COLUMBUS McKINNON CORPORATION

(Exact name of registrant as specified in its charter)

New York	16-0547600
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

140 John James Audubon Parkway

Amherst, New York 14228-1197

(716) 689-5400

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Columbus McKinnon Corporation 2006 Long Term Incentive Plan

(Full title of the plans)

Karen L. Howard

Vice President - Finance and Chief Financial Officer

Columbus McKinnon Corporation

140 John James Audubon Parkway

Amherst, New York 14228-1197

(716) 689-5400

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy To:

Robert J. Olivieri, Esq.
Hodgson Russ LLP
One M&T Plaza, Suite 2000
Buffalo, New York 14203-2391
(716) 856-4000

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock ($.01 par value) (3)	850,000 shares	$18.53	$15,750,500	$1,686

(1)	This Registration Statement also covers an indeterminate number of shares of Common Stock which may be issuable under such plan as a result of stock splits, stock dividends or similar transactions.

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c), based on the average high and low prices of the common stock as quoted on the Nasdaq National Market on August 31, 2006.

(3)

Includes preferred share purchase rights. Until the occurrence of certain prescribed events, none of which has occurred, the preferred share purchase rights are not exercisable, are evidenced by certificates representing shares of the common stock, and will be transferred only with shares of the common stock. The value, if any, attributable to the rights is included in the market price of the common stock.

PART I

Information Required in the Section 10(a) Prospectus

        The documents containing the information specified in Part I of Form S-8 will be sent or given to participants as specified in Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents need not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

Information Required in the Registration Statement

Item 3.     Incorporation of Documents by Reference.

The following documents filed by the Registrant (File No. 0-27618) with the Commission under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference:

(a)

The Registrant’s Annual Report on Form 10-K for the year ended March 31, 2006, filed with the Commission on June 7, 2006, as amended by Amendment No. 1 on Form 10-K/A filed with the Commission on June 29, 2006 and Amendment No. 2 on Form 10-K/A filed with the Commission on August 4, 2006.

(b)	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended July 2, 2006, filed with the Commission on August 11, 2006.

(c)	The Registrant’s proxy statement for its Annual Meeting of Shareholders held on July 31, 2006, filed with the Commission on June 23, 2006.

(d)	The Registrant’s Current Report on Form 8-K dated July 25, 2006 and filed with the Commission on July 25, 2006.

(e)

A description of the Registrant’s common stock contained in a registration statement on Form 8-A filed with the Commission on January 24, 1996, as amended by Amendment No. 1 on Form 8-A/A filed with the SEC on February 22, 1996.

        In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities registered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

        Any statement contained herein or in a document incorporated or deemed to be incorporated herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.     Description of Securities.

        Not applicable.

Item 5.     Interests of Named Persons and Counsel.

        Certain legal matters with respect to the validity of the shares of Common stock offered pursuant to this Registration Statement are being passed upon for the Registrant by Hodgson Russ LLP, counsel to the Registrant.

Item 6.     Indemnification of Directors and Officers.

       Sections 722 through 726 of the New York Business Corporation Law, or BCL, grant New York corporations broad powers to indemnify their present and former directors and officers and those of affiliated corporations against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with threatened, pending or completed actions, suits or proceedings to which they are parties or are threatened to be made parties by reason of being or having been such directors or officers, subject to specified conditions and exclusions; give a director or officer who successfully defends an action the right to be so indemnified; and permit a corporation to buy directors’ and officers’ liability insurance. Such indemnification is not exclusive of any other rights to which those indemnified may be entitled under any by-laws, agreement, vote of shareholders or otherwise.

     Section 402(b) of the BCL permits a New York corporation to include in its certificate of incorporation a provision eliminating the potential monetary liability of a director to the corporation or its shareholders for breach of fiduciary duty as a director, provided that such provision shall not eliminate the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for improper payment of dividends, or (iv) for any transaction from which the director receives an improper personal benefit. The Registrant’s Restated Certificate of Incorporation includes the provision permitted by Section 402(b) of the BCL.

    The Registrant’s Restated Certificate of Incorporation also provides that it shall indemnify, to the fullest extent permitted by the BCL, each person (and the heirs, executors, or administrators of such person) who was or is a party or is threatened to be made a party to, or is involved in, any civil or criminal action, suit or proceeding, by reason of the fact that such person is or was a director or officer of the Registrant or is or was serving at our request as a director or officer of another corporation, partnership, joint venture, trust or other enterprise. The Registrant is also obligated to pay the cost of the expenses incurred by its officers and directors (including attorney’s fees) in defending themselves in such proceedings in advance of final disposition if the officer or director agrees to repay the amount advanced in the event it is ultimately determined that the officer or director was not entitled to be indemnified by the Registrant as authorized by the Registrant’s certificate of incorporation.   The Registrant is not obligated to indemnify any director or officer (or his or her heirs, executors or administrators) in connection with a proceeding initiated by such person unless such proceeding was authorized or consented to by its Board of Directors.

    The Registrant’s by-laws also allow it to indemnify, in the same manner and under the same circumstances as set forth in Sections 722 through 726 of the BCL, any person who was or is a party or is threatened to be made a party to any action or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was the Registrant’s representative, against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with the action or proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the Registrant’s best interests.

    The Registrant also maintains insurance policies insuring its directors and officers against liability for certain acts and omissions while acting in their official capacities on behalf of the Registrant.

Item 7.     Exemption from Registration Claimed.

        Not applicable.

Item 8.     Exhibits.

        The following exhibits are filed with this Registration Statement:

4.1	Columbus McKinnon Corporation 2006 Long Term Incentive Plan.

5.1	Opinion of Hodgson Russ LLP.

23.1	Consent of Ernst & Young LLP.

23.2	Consent of Hodgson Russ LLP (contained in Exhibit 5.1 to this Registration Statement).

24.1	Power of Attorney (contained in Part II of this Registration Statement).

Item 9.     Undertakings.

                (a) The undersigned Registrant hereby undertakes:

                   (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

        (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

        (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the change in volume and price represents no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

        (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3, Form S-8, or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

                (2) That for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act, (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Amherst, State of New York, on September 8, 2006.

COLUMBUS McKINNON CORPORATION

By:	/s/ Timothy T. Tevens
Timothy T. Tevens
President and Chief Executive Officer

POWER OF ATTORNEY

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints, Timothy T. Tevens and Karen L. Howard, or either of them, as his attorney in fact, to sign any amendments to this registration statement (including post-effective amendments), and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Timothy T. Tevens Timothy T. Tevens	President, Chief Executive Officer and Director (Principal Executive Officer)	September 8, 2006
/s/ Karen L. Howard Karen L. Howard	Vice President, Treasurer and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	September 8, 2006
/s/ Ernest R. Verebelyi Ernest R. Verebelyi	Chairman of the Board of Directors	September 8, 2006

_____________________________ Carlos Pascual	Director	September ___, 2006
/s/ Richard H. Fleming Richard H. Fleming	Director	September 8, 2006
/s/ Wallace W. Creek Wallace W. Creek	Director	September 8, 2006
/s/ Stephen Rabinowitz Stephen Rabinowitz	Director	September 8, 2006
/s/ Linda A. Goodspeed Linda A. Goodspeed	Director	September 8, 2006

Exhibit index

Exhibit No.	Exhibit

4.1	Columbus McKinnon Corporation 2006 Long Term Incentive Plan

5.1	Opinion of Hodgson Russ LLP

23.1	Consent of Ernst & Young LLP

23.2	Consent of Hodgson Russ LLP (Included in Exhibit 5.1)

24.1	Power of Attorney (included on signature page)